UNITED STATES

                 SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C.  20549


                             SCHEDULE 13G


             Under the Securities Exchange Act of 1934

                     (Amendment No. 1)2


                            StrataCom Inc.

_______________________________________________________________________

                            (Name of Issuer)



                             Common Stock

_______________________________________________________________________

                     (Title of Class of Securities)



                             862683 10 9

                 ________________________________________

                            (CUSIP Number)





Check the following box if a fee is being paid with the statement ___.  (A fee is not required only if the reporting person:  (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

__________________________________


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities

Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the

Act (however, see the Notes).








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                                 SCHEDULE 13G


CUSIP No. 862683 10 9


1.  NAME OF REPORTING PERSON

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS


               Digital Equipment Corporation, 04-2226590

______________________________________________________________________


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) ___

                                                             (b) ___


                                  N/A

_______________________________________________________________________


3.  SEC USE ONLY



_______________________________________________________________________

4.  CITIZENSHIP OR PLACE OF ORGANIZATION



    Commonwealth of Massachusetts

_________________________________________________________________________


NUMBER OF       5.  SOLE VOTING POWER

                    N/A -- See Item 5

SHARES         __________________________________________________________


BENEFICIALLY    6.  SHARED VOTING POWER

                    N/A -- See Item 5

OWNED BY       __________________________________________________________


EACH            7.  SOLE DISPOSITIVE POWER

                    N/A -- See Item 5

REPORTING      __________________________________________________________


PERSON          8.  SHARED DISPOSITIVE POWER

                    N/A -- See Item 5

WITH           __________________________________________________________










                                Page 2 of 5







CUSIP No. 862683 10 9



 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



     N/A -- See Item 5

__________________________________________________________________________


10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN

     SHARES*                                                           ___


__________________________________________________________________________


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     N/A -- See Item 5

__________________________________________________________________________


12.  TYPE OF REPORTING PERSON*

     CO

__________________________________________________________________________




    Item 1.

    ______


         (a)  StrataCom, Inc.


         (b)  1400 Parkmoor Avenue

              San Jose, California  95126



    Item 2.

    ______


         (a)  Digital Equipment Corporation


         (b)  146 Main Street

              Maynard, Massachusetts  01754-2571


         (c)  Massachusetts


         (d)  Common Stock, $.01 par value per share


         (e)  862683109






                                 Page 3 of 5






    CUSIP No. 862683 10 9




    Item 3.

    ______


         Not Applicable



    Item 4.  Ownership

    __________________


         N/A -- See Item 5




    Item 5.  Ownership of Five Percent or Less of a Class

    _____________________________________________________


         As of January 12, 1994, Digital Equipment Corporation ceased to be the beneficial owner of more than five percent of the Common Stock of

    StrataCom.



    Item 6.  Ownership of More than Five Percent on Behalf of Another

    _________________________________________________________________

             Person

             ______


         Not Applicable
























                                 Page 4 of 5







    CUSIP No. 862683 10 9





    Item 7.  Identification and Classification of the Subsidiary Which

    __________________________________________________________________

             Acquired the Security Being Reported on by the Parent Holding

             _____________________________________________________________

             Company

             _______


         Not Applicable



    Item 8.  Identification and Classification of Members of the Group

    __________________________________________________________________


         Not Applicable



    Item 9.  Notice of Dissolution of Group

    _______________________________________


         Not Applicable



    Item 10.  Certification

    _______________________


         Not Applicable






                               SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief,

I certify that the information set forth in this statement is true,

complete and correct.

                                              January 28, 1994

                                       _________________________________

                                                   (Date)



                                             /s/ Gail S. Mann

                                       __________________________________

                                                 (Signature)





                                                 Gail S. Mann

                                       __________________________________

                                             Secretary and Clerk







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